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                                                                     EXHIBIT 4.4

                     SOUTHWEST BANCORPORATION OF TEXAS, INC.
                    NON-EMPLOYEE DIRECTORS DEFERRED FEE PLAN


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                         DEFERRAL ELECTION FORM FOR 2002
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         I understand that I may elect to defer the receipt of all or one-half of my Director's Fees pursuant to the terms of the Southwest Bancorporation of Texas, Inc. Directors Deferred Fee Plan (the "Plan"), with the portion of such fees I defer credited in Phantom Stock Units to my Deferred Compensation Account under the Plan. In the absence of such deferral election, I understand that my Director's Fees will be payable to me in cash at the times established by Company practice.

         I further understand that my election to defer fees must be made before the calendar year during which I will perform the services for which the Director's Fees will be earned and my election will be effective only for that year. If I want to defer Director's Fees for a subsequent year, I must make a new deferral election for that year. (If I am first elected or appointed to the Board or the Bank Board after the beginning of the year, my election must be made within 30 days of such election or appointment and shall be effective for Director's Fees paid to me after that election.)

         Based upon the foregoing, I hereby elect to defer _____% [specify either 100% or 50%] of the Director's Fees to be earned by me for services rendered as a member of the Board and the Bank Board.

         I hereby elect payment of my Deferred Compensation Account be made as follows:

         1. In a lump sum on _________________, 20__, or, if earlier, on my termination of service on the Board and the Bank Board; or

         2. In ______ annual installments [specify, a whole number not to exceed 5] beginning on ____________, 20__, or, if earlier, on my termination of service on the Board and the Bank Board.

         I understand that I may revise my payment election by filing the proper form with the Committee, but that such revised election will not become effective, without Committee consent, (1) if I terminate from the Board and the Bank Board within the following 12 months or (2) if I had previously elected a distribution date that is within 12 months following the date of the change.
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         I hereby acknowledge that I have received a copy of the Plan and the prospectus for the Plan and that the terms of the Plan shall govern if in conflict with this election form. Terms defined in the Plan and used in this Election Form shall have their meanings as ascribed in the Plan.


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                                    (SIGNATURE OF PARTICIPANT)


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                                    NAME (PLEASE TYPE OR PRINT)


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                                    (DATE)


RECEIVED BY THE COMPANY

BY:
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DATE:
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